Exhibit 99.1
MYR Group Inc. Announces Third-Quarter and First Nine-Months 2022 Results
Henderson, Colo., October 26, 2022 – MYR Group Inc. (“MYR”) (NASDAQ: MYRG), a holding company of leading specialty contractors serving the electric utility infrastructure, commercial and industrial construction markets in the United States and Canada, announced today its third-quarter and first nine-months 2022 financial results.
Highlights for Third Quarter 2022
•Record high quarterly revenues of $799.8 million
•Quarterly net income of $18.4 million and earnings per diluted share of $1.09
•Quarterly EBITDA of $40.3 million
•Record backlog of $2.48 billion
Management Comments
Rick Swartz, MYR’s President and CEO, said, “Our record revenue of $799.8 million in the third quarter demonstrates our solid position in the market and our ability to generate growth. Our backlog at the end of the third quarter was a record $2.48 billion, resulting from excellent project delivery, collaborative customer relationships and competitiveness in the market.” Mr. Swartz continued, “We continue to build upon our success in growing the business as demonstrated by our third quarter performance. Our core markets remain active, presenting exciting opportunities to deepen and expand our market presence.”
Third Quarter Results
MYR reported third-quarter 2022 revenues of $799.8 million, an increase of $189.6 million, or 31.1 percent, compared to the third quarter of 2021. Specifically, our Transmission and Distribution (“T&D”) segment reported revenues of $452.0 million for the third quarter of 2022, an increase of $145.5 million, or 47.5 percent, from the third quarter of 2021, primarily due to an increase in revenue on transmission projects, an increase in revenues on distribution projects, including incremental distribution revenues from the acquired Powerline Plus Companies. Our Commercial and Industrial (“C&I”) segment reported revenues of $347.8 million for the third quarter of 2022, an increase of $44.2 million, or 14.6 percent, from the third quarter of 2021, primarily due to higher revenue in certain geographical areas.
Consolidated gross profit in third quarter of 2022 was $86.3 million, an increase of $2.4 million or 2.9 percent, from the third quarter of 2021. The increase in gross profit was due to higher revenues, partially offset by lower margins. Gross margin was 10.8 percent for the third quarter of 2022 compared to 13.8 percent for the third quarter of 2021. The decrease in gross margin was primarily due to overall cost increases mainly associated with supply chain disruptions and inflation. Gross margin was also negatively impacted by labor inefficiencies and inclement weather experienced on certain projects. These margin decreases were partially offset by a favorable change order adjustment and better-than-anticipated productivity on certain projects. Changes in estimates of gross profit on certain projects resulted in a gross margin decrease of 0.3 percent and an increase of 1.4 percent for the third quarter of 2022 and 2021, respectively.
Selling, general and administrative expenses ("SG&A") increased to $58.9 million in the third quarter of 2022, compared to $53.1 million for the third quarter of 2021. The period-over-period increase was primarily due to an increase in employee-related expenses to support the growth in our operations and the acquisition of the Powerline Plus Companies, partially offset by a decrease in employee incentive compensation costs.
Interest expense increased to $1.1 million in the third quarter of 2022, compared to $0.3 million for the third quarter of 2021. The period-over-period increase was primarily due to higher outstanding debt and interest rates during the third quarter of 2022 as compared to the third quarter of 2021.
Income tax expense was $7.7 million for the third quarter of 2022, with an effective tax rate of 29.4 percent, compared to income tax expense of $7.6 million for the third quarter of 2021, with an effective tax rate of 24.6 percent. The period-over-period increase in tax rate was primarily due to an increase in permanent difference items and a tax benefit associated with the reversal of the global intangible low tax income (“GILTI”) during the third quarter of 2021.

For the third quarter of 2022, net income was $18.4 million, or $1.09 per diluted share, compared to $23.2 million, or $1.35 per diluted share, for the same period of 2021. Third-quarter 2022 EBITDA, a non-GAAP financial measure, was $40.3 million, compared to $42.3 million in the third quarter of 2021.
First Nine-Months Results
MYR reported first nine-months 2022 revenues of $2.14 billion, an increase of $292.4 million, or 15.8 percent, compared to the first nine months of 2021. Specifically, the T&D segment reported revenues of $1.23 billion, an increase of $283.8 million, or 29.9 percent, from the first nine months of 2021, primarily due to an increase in revenue on transmission projects, an increase in revenues on distribution projects, including incremental distribution revenues from the Powerline Plus Companies. The C&I segment reported revenues of $912.5 million, an increase of $8.5 million, or 0.9 percent from the first nine months of 2021, primarily due to higher revenue in certain geographical areas.
Consolidated gross profit increased to $247.7 million in the first nine months of 2022, an increase of $5.8 million or 2.4 percent, from the first nine months of 2021. The increase in gross profit was due to higher revenues, partially offset by lower margins. Gross margin was 11.5 percent for the first nine months of 2022 compared to 13.1 percent for the first nine months of 2021. The decrease in gross margin was primarily due to overall cost increases mainly associated with supply chain disruptions, inflation and continued impacts from the COVID-19 pandemic, some of which also caused labor and material inefficiencies on certain projects. Gross margin was also negatively impacted by an unfavorable change order adjustment on a project and inclement weather experienced on certain projects. These margin decreases were partially offset by better-than-anticipated productivity, favorable job close outs and favorable change order adjustments on certain projects. Changes in estimates of gross profit on certain projects were not significant for the first nine months of 2022 and resulted in gross margin increase of 0.4 percent for the first nine months of 2021.
SG&A increased to $164.5 million in the first nine months of 2022, compared to $154.6 million for the first nine months of 2021. The period-over-period increase was primarily due to the acquisition of Powerline Plus Companies and an increase in employee-related expenses to support the growth in our operations, partially offset by a decrease in employee incentive compensation costs.
Amortization of intangible assets increased to $6.8 million in the first nine months of 2022, compared to $1.7 million for the first nine months of 2021. The period-over-period increase was primarily due to amortization related to certain intangibles acquired with the Powerline Plus Companies.
Interest expense increased to $2.2 million in the first nine months of 2022, compared to $1.5 million for the first nine months of 2021. The period-over-period increase was primarily due to higher outstanding debt and interest rates during the first nine months of 2021 as compared to the first nine months of 2021.
Other income, net increased to $2.5 million in the first nine months of 2022, compared to $0.2 million for the first nine months of 2021. The change was largely due to funds received under the Canadian Emergency Wage Subsidy program, which were attributable to a C&I segment company.
Income tax expense was $19.6 million for the first nine months of 2022, with an effective tax rate of 25.0 percent, compared to income tax expense of $22.5 million for the first nine months of 2021, with an effective tax rate of 25.9 percent. The period-over-period decrease in tax rate was primarily due to a favorable impact from stock compensation excess tax benefits, partially offset by an increase in other permanent difference items.
For the first nine months of 2022, net income was $58.8 million, or $3.45 per diluted share, compared to $64.3 million, or $3.75 per diluted share, for the same period of 2021.
Backlog
As of September 30, 2022, MYR's backlog was $2.48 billion, compared to $2.44 billion as of June 30, 2022. As of September 30, 2022, T&D backlog was approximately $1.02 billion, and C&I backlog was approximately $1.45 billion. Total backlog at September 30, 2022 increased $842.8 million, or 51.6 percent, from the $1.63 billion reported at September 30, 2021.
Balance Sheet
As of September 30, 2022, MYR had $303.9 million of borrowing availability under its $375 million revolving credit facility.

Non-GAAP Financial Measures
To supplement MYR’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), MYR uses certain non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. MYR’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.
MYR believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results, (ii) permit investors to view MYR’s performance using the same tools that management uses to evaluate MYR’s past performance, reportable business segments and prospects for future performance, (iii) publicly disclose results that are relevant to financial covenants included in MYR’s credit facility and (iv) otherwise provide supplemental information that may be useful to investors in evaluating MYR.
Conference Call
MYR will host a conference call to discuss its third-quarter 2022 results on Thursday, October 27, 2022 at 8:00 a.m. Mountain time. To participate via telephone and join the call live, please register in advance here: https://register.vevent.com/register/BI62e6b8d53abf48b98637a9d1d2422d86. Upon registration, telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number and a unique passcode. Participants may access the audio-only webcast of the conference call from the Investors page of MYR Group’s website at myrgroup.com. A replay of the webcast will be available for seven days.
About MYR Group Inc.
MYR Group is a holding company of leading, specialty electrical contractors providing services throughout the United States and Canada through two business segments: Transmission & Distribution (T&D) and Commercial & Industrial (C&I). MYR Group subsidiaries have the experience and expertise to complete electrical installations of any type and size. Their comprehensive T&D services on electric transmission, distribution networks, substation facilities and clean energy projects include design, engineering, procurement, construction, upgrade, maintenance and repair services. T&D customers include investor-owned utilities, cooperatives, private developers, government-funded utilities, independent power producers, independent transmission companies, industrial facility owners and other contractors. Through their C&I segment, they provide a broad range of services which include the design, installation, maintenance and repair of commercial and industrial wiring generally for airports, hospitals, data centers, hotels, stadiums, commercial and industrial facilities, clean energy projects, manufacturing plants, processing facilities, water/waste-water treatment facilities, mining facilities, intelligent transportation systems, roadway lighting and signalization. C&I customers include general contractors, commercial and industrial facility owners, government agencies and developers. For more information, visit myrgroup.com.
Forward-Looking Statements
Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending, segment improvements and investments. Forward-looking statements are generally accompanied by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “likely,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should,” “unlikely,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement. We disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Forward-looking statements in this announcement should be evaluated together with the many uncertainties that affect MYR's business, particularly those mentioned in the risk factors and cautionary statements in Item 1A. of MYR's Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and in any risk factors or cautionary statements contained in MYR's subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.
MYR Group Inc. Contact:
Betty R. Johnson, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com
Investor Contact:
David Gutierrez, Dresner Corporate Services, 312-780-7204, dgutierrez@dresnerco.com
Financial tables follow…

MYR GROUP INC.
Consolidated Balance Sheets
As of September 30, 2022 and December 31, 2021

(in thousands, except share and per share data)	September 30, 2022	December 31, 2021
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$35,767	$82,092
Accounts receivable, net of allowances of $2,393 and $2,441, respectively	443,414	375,353
Contract assets, net of allowances of $486 and $385, respectively	310,429	225,075
Current portion of receivable for insurance claims in excess of deductibles	8,927	11,078
Refundable income taxes	3,572	9,228
Prepaid expenses and other current assets	32,749	45,564
Total current assets	834,858	748,390
Property and equipment, net of accumulated depreciation of $341,461 and $322,128, respectively	217,840	196,092
Operating lease right-of-use assets	31,405	20,971
Goodwill	115,151	66,065
Intangible assets, net of accumulated amortization of $23,208 and $16,779, respectively	89,124	49,054
Receivable for insurance claims in excess of deductibles	34,865	32,443
Investment in joint ventures	3,138	3,978
Other assets	3,575	4,099
Total assets	$1,329,956	$1,121,092

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$5,060	$1,039
Current portion of operating lease obligations	9,819	7,765
Current portion of finance lease obligations	1,161	—
Accounts payable	281,708	200,744
Contract liabilities	174,626	167,931
Current portion of accrued self-insurance	24,046	24,242
Accrued income taxes	1,084	2,021
Other current liabilities	87,510	94,857
Total current liabilities	585,014	498,599
Deferred income tax liabilities	37,304	24,620
Long-term debt	80,852	3,464
Accrued self-insurance	52,449	50,816
Operating lease obligations, net of current maturities	21,606	13,230
Finance lease obligations, net of current maturities	2,551	—
Other liabilities	14,303	11,261
Total liabilities	794,079	601,990
Commitments and contingencies
Stockholders’ equity:
Preferred stock—$0.01 par value per share; 4,000,000 authorized shares; none issued and outstanding at September 30, 2022 and December 31, 2021	—	—
Common stock—$0.01 par value per share; 100,000,000 authorized shares; 16,607,373 and 16,870,636 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	166	168
Additional paid-in capital	159,784	163,754
Accumulated other comprehensive income (loss)	(7,599)	173
Retained earnings	383,526	355,007
Total stockholders’ equity	535,877	519,102
Total liabilities and stockholders’ equity	$1,329,956	$1,121,092

MYR GROUP INC.
Unaudited Consolidated Statements of Operations
Three and Nine Months Ended September 30, 2022 and 2021

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except per share data)	2022	2021	2022	2021
Contract revenues	$799,848	$610,182	$2,144,586	$1,852,241
Contract costs	713,502	526,259	1,896,893	1,610,343
Gross profit	86,346	83,923	247,693	241,898
Selling, general and administrative expenses	58,891	53,072	164,471	154,609
Amortization of intangible assets	827	578	6,847	1,734
Gain on sale of property and equipment	(347)	(679)	(1,747)	(2,473)
Income from operations	26,975	30,952	78,122	88,028
Other income (expense):
Interest income	44	23	58	51
Interest expense	(1,134)	(305)	(2,235)	(1,458)
Other income, net	223	69	2,485	190
Income before provision for income taxes	26,108	30,739	78,430	86,811
Income tax expense	7,672	7,568	19,622	22,493
Net income	$18,436	$23,171	$58,808	$64,318
Income per common share:
—Basic	$1.11	$1.37	$3.50	$3.82
—Diluted	$1.09	$1.35	$3.45	$3.75
Weighted average number of common shares and potential common shares outstanding:
—Basic	16,659	16,868	16,822	16,828
—Diluted	16,853	17,167	17,044	17,132

MYR GROUP INC.
Unaudited Consolidated Statements of Cash Flows
Nine Months Ended September 30, 2022 and 2021

	Nine months ended September 30,
(in thousands)	2022	2021
Cash flows from operating activities:
Net income	$58,808	$64,318
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization of property and equipment	36,317	32,884
Amortization of intangible assets	6,847	1,734
Stock-based compensation expense	5,866	5,350
Deferred income taxes	(1)	1,364
Gain on sale of property and equipment	(1,747)	(2,473)
Other non-cash items	3,230	1,171
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable, net	(56,125)	23,929
Contract assets, net	(74,775)	(33,642)
Receivable for insurance claims in excess of deductibles	(271)	(5,273)
Other assets	23,326	(5,786)
Accounts payable	71,758	29,874
Contract liabilities	5,582	(8,515)
Accrued self-insurance	1,462	5,571
Other liabilities	(6,551)	(2,291)
Net cash flows provided by operating activities	73,726	108,215
Cash flows from investing activities:
Proceeds from sale of property and equipment	1,649	2,489
Cash paid for acquired business, net of cash acquired	(110,660)	—
Purchases of property and equipment	(48,522)	(32,701)
Net cash flows used in investing activities	(157,533)	(30,212)
Cash flows from financing activities:
Net borrowings under revolving lines of credit	57,748	—
Borrowings under equipment notes	24,187	—
Payment of principal obligations under equipment notes	(522)	(24,409)
Payment of principal obligations under finance leases	(1,272)	(336)
Proceeds from exercise of stock options	30	483
Repurchase of common stock	(31,654)	—
Payments related to tax withholding for stock-based compensation	(6,791)	(3,352)
Other financing activities	—	11
Net cash flows provided by (used in) financing activities	41,726	(27,603)
Effect of exchange rate changes on cash	(4,244)	(62)
Net increase (decrease) in cash and cash equivalents	(46,325)	50,338
Cash and cash equivalents:
Beginning of period	82,092	22,668
End of period	$35,767	$73,006

Supplemental cash flow information:
Noncash financing activities:
Share repurchases not settled	$1,712	$—

MYR GROUP INC.
Unaudited Consolidated Selected Data,
Unaudited Performance Measure and Reconciliation of Non-GAAP Measure
For the Three and Twelve Months Ended September 30, 2022 and 2021 and
As of September 30, 2022, December 31, 2021, September 30, 2021 and September 30, 2020

	Three months ended September 30,		Last twelve months ended September 30,
(dollars in thousands, except share and per share data)	2022	2021	2022		2021
Summary Statement of Operations Data:
Contract revenues	$799,848	$610,182	$2,790,634		$2,460,211
Gross profit	$86,346	$83,923	$330,776		$318,342
Income from operations	$26,975	$30,952	$108,654		$113,894
Income before provision for income taxes	$26,108	$30,739	$107,925		$112,008
Income tax expense	$7,672	$7,568	$28,429		$29,540
Net income	$18,436	$23,171	$79,496		$82,468
Tax rate	29.4%	24.6%	26.3%		26.4%

Per Share Data:
Income per common share:
–Basic	$1.11	$1.37	$4.73	(1)	$4.91	(1)
–Diluted	$1.09	$1.35	$4.65	(1)	$4.83	(1)
Weighted average number of common shares and potential common shares outstanding:
–Basic	16,659	16,868	16,835	(2)	16,802	(2)
–Diluted	16,853	17,167	17,066	(2)	17,089	(2)

(in thousands)	September 30, 2022	December 31, 2021	September 30, 2021	September 30, 2020
Summary Balance Sheet Data:
Total assets	$1,329,956	$1,121,092	$1,063,827	$1,018,911
Total stockholders’ equity	$535,877	$519,102	$496,180	$408,604
Goodwill and intangible assets	$204,275	$115,119	$115,697	$117,973
Total funded debt (3)	$85,912	$4,503	$5,011	$70,194

(in thousands)	Last twelve months ended September 30,
	2022	2021
Financial Performance Measure (4):
Reconciliation of Non-GAAP measure:
Net income	$79,496	$82,468
Interest expense, net	2,499	2,026
Amortization of intangible assets	7,424	2,311
Tax impact of interest and amortization of intangible assets	(2,610)	(1,145)
EBIA, net of taxes (5)	$86,809	$85,660
See notes at the end of this earnings release

MYR GROUP INC.
Unaudited Performance Measures and Reconciliation of Non-GAAP Measures
Three and Twelve Months Ended September 30, 2022 and 2021

	Three months ended September 30,		Last twelve months ended September 30,
(in thousands, except share, per share data, ratios and percentages)	2022	2021	2022	2021

Financial Performance Measures (4):
EBITDA (6)	$40,299	$42,311	$165,175	$160,075
EBITDA per Diluted Share (7)	$2.39	$2.46	$9.68	$9.37
Free Cash Flow (8)	$(4,494)	$7,949	$34,557	$105,170
Book Value per Period End Share (9)	$31.90	$28.90
Tangible Book Value (10)	$331,602	$380,483
Tangible Book Value per Period End Share (11)	$19.74	$22.16
Funded Debt to Equity Ratio (12)	0.16	0.01
Asset Turnover (13)			2.62	2.41
Return on Assets (14)			7.5%	8.1%
Return on Equity (15)			16.0%	20.2%
Return on Invested Capital (18)			17.1%	19.3%

Reconciliation of Non-GAAP Measures:
Reconciliation of Net Income to EBITDA:
Net income	$18,436	$23,171	$79,496	$82,468
Interest expense, net	1,090	282	2,499	2,026
Income tax expense	7,672	7,568	28,429	29,540
Depreciation and amortization	13,101	11,290	54,751	46,041
EBITDA (6)	$40,299	$42,311	$165,175	$160,075

Reconciliation of Net Income per Diluted Share to EBITDA per Diluted Share:
Net income per share	$1.09	$1.35	$4.65	$4.83
Interest expense, net, per share	0.06	0.02	0.15	0.12
Income tax expense per share	0.46	0.44	1.67	1.73
Depreciation and amortization per share	0.78	0.65	3.21	2.69
EBITDA per Diluted Share (7)	$2.39	$2.46	$9.68	$9.37

Calculation of Free Cash Flow:
Net cash flow from operating activities	$13,607	$19,653	$102,739	$154,756
Less: cash used in purchasing property and equipment	(18,101)	(11,704)	(68,182)	(49,586)
Free Cash Flow (8)	$(4,494)	$7,949	$34,557	$105,170

See notes at the end of this earnings release.

MYR GROUP INC.
Unaudited Performance Measures and Reconciliation of Non-GAAP Measures
As of September 30, 2022, 2021 and 2020

(in thousands)	September 30, 2022	September 30, 2021
Reconciliation of Book Value to Tangible Book Value:
Book value (total stockholders' equity)	$535,877	$496,180
Goodwill and intangible assets	(204,275)	(115,697)
Tangible Book Value (10)	$331,602	$380,483

Reconciliation of Book Value per Period End Share to Tangible Book Value per Period End Share:
Book value per period end share	$31.90	$28.90
Goodwill and intangible assets per period end share	(12.16)	(6.74)
Tangible Book Value per Period End Share (11)	$19.74	$22.16

Calculation of Period End Shares:
Shares outstanding	16,607	16,870
Plus: common equivalents	194	299
Period End Shares (16)	16,801	17,169

(in thousands)	September 30, 2022	September 30, 2021	September 30, 2020
Reconciliation of Invested Capital to Stockholders Equity:
Book value (total stockholders' equity)	$535,877	$496,180	$408,604
Plus: total funded debt	85,912	5,011	70,194
Less: cash and cash equivalents	(35,767)	(73,006)	(18,946)
Invested Capital	$586,022	$428,185	$459,852
Average Invested Capital (17)	$507,104	$444,019
See notes at the end of this earnings release.

(1)Last-twelve-months earnings per share is the sum of earnings per share reported in the last four quarters.
(2)Last-twelve-months weighted average basic and diluted shares were determined by adding the weighted average shares reported for the last four quarters and dividing by four.
(3)Funded debt includes outstanding borrowings under our revolving credit facility and our outstanding equipment notes.
(4)These financial performance measures are provided as supplemental information to the financial statements. These measures are used by management to evaluate our past performance, our prospects for future performance and our ability to comply with certain material covenants as defined within our credit agreement, and to compare our results with those of our peers. In addition, we believe that certain of the measures, such as book value, tangible book value, free cash flow, asset turnover, return on equity, and debt leverage are measures that are monitored by sureties, lenders, lessors, suppliers and certain investors. Our calculation of each measure is described in the following notes; our calculation may not be the same as the calculations made by other companies.
(5)EBIA, net of taxes is defined as net income plus net interest plus amortization of intangible assets, less the tax impact of net interest and amortization of intangible assets. The tax impact of net interest and amortization of intangible assets is computed by multiplying net interest and amortization of intangible assets by the effective tax rate. Management uses EBIA, net of taxes, to measure our results exclusive of the impact of financing and amortization of intangible assets costs.
(6)EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is not recognized under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity. Certain material covenants contained within our credit agreement are based on EBITDA with certain additional adjustments, including our interest coverage ratio and leverage ratio, which we must comply with to avoid potential immediate repayment of amounts borrowed or additional fees to seek relief from our lenders. In addition, management considers EBITDA a useful measure because it provides MYR Group Inc. and its investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes to not directly reflect the company’s core operations. Management further believes that EBITDA is useful to investors and other external users of our financial statements in evaluating the company’s operating performance and cash flow because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, useful lives placed on assets, capital structure and the method by which assets were acquired.
(7)EBITDA per diluted share is calculated by dividing EBITDA by the weighted average number of diluted shares outstanding for the period. EBITDA per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(8)Free cash flow, which is defined as cash flow provided by operating activities minus cash flow used in purchasing property and equipment, is not recognized under GAAP and does not purport to be an alternative to net income, cash flow from operations or the change in cash on the balance sheet. Management views free cash flow as a measure of operational performance, liquidity and financial health.
(9)Book value per period end share is calculated by dividing total stockholders’ equity at the end of the period by the period end shares outstanding.
(10)Tangible book value is calculated by subtracting goodwill and intangible assets outstanding at the end of the period from stockholders’ equity. Tangible book value is not recognized under GAAP and does not purport to be an alternative to book value or stockholders’ equity.
(11)Tangible book value per period end share is calculated by dividing tangible book value at the end of the period by the period end number of shares outstanding. Tangible book value per period end share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(12)The funded debt to equity ratio is calculated by dividing total funded debt at the end of the period by total stockholders’ equity at the end of the period.
(13)Asset turnover is calculated by dividing the current period revenue by total assets at the beginning of the period.
(14)Return on assets is calculated by dividing net income for the period by total assets at the beginning of the period.
(15)Return on equity is calculated by dividing net income for the period by total stockholders’ equity at the beginning of the period.
(16)Period end shares is calculated by adding average common stock equivalents for the quarter to the period end balance of common stock outstanding. Period end shares is not recognized under GAAP and does not purport to be an alternative to diluted shares. Management views period end shares as a better measure of shares outstanding as of the end of the period.
(17)Average invested capital is calculated by adding net funded debt (total funded debt less cash and marketable securities) to total stockholders’ equity and calculating the average of the beginning and ending of each period.
(18)Return on invested capital is calculated by dividing EBIA, net of taxes, less any dividends, by average invested capital. Return on invested capital is not recognized under GAAP, and is a key metric used by management to determine our executive compensation.